EXHIBIT 5.2
[LETTERHEAD OF NORTEL NETWORKS LIMITED]
December 20, 2007
Nortel Networks Limited
195 The West Mall
Toronto, Ontario M9C 5K1
Canada
Ladies and Gentlemen:
     In my capacity as General Counsel — Corporate and Corporate Secretary of Nortel Networks Limited (the “Company”) and Nortel Networks Corporation (“NNC”), I have been asked to render this opinion in connection with the Registration Statement on Form S-4 (No. 333-145972) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), in respect of (a) up to U.S.$450,000,000 aggregate principal amount of the Company’s 10.75% Senior Notes due 2016 (the “New 2016 Fixed Rate Notes”) to be offered in exchange for any and all of the Company’s outstanding 10.75% Senior Notes due 2016 originally issued on July 5, 2006 (the “Old 2016 Fixed Rate Notes”), (b) up to U.S.$550,000,000 aggregate principal amount of the Company’s 10.125% Senior Notes due 2013 (the “New 2013 Fixed Rate Notes”) to be offered in exchange for any and all of the Company’s outstanding 10.125% Senior Notes due 2013 originally issued on July 5, 2006 (the “Old 2013 Fixed Rate Notes”) and (c) up to U.S.$1,000,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2011 (the “New Floating Rate Notes” and, together with the New 2016 Fixed Rate Notes and the New 2013 Fixed Rate Notes, the “New Notes”) to be offered in exchange for any and all of the Company’s outstanding Floating Rate Senior Notes due 2011 originally issued on July 5, 2006 (the “Old Floating Rate Notes” and, together with the Old 2016 Fixed Rate Notes and the Old 2013 Fixed Rate Notes, the “Old Notes”). The New Notes will be fully and unconditionally guaranteed by NNC and initially guaranteed by Nortel Networks Inc. (“NNI”, together with NNC, the “Guarantors”, and the Guarantors together with the Company, the “Registrants”). The New Notes will be issued under an indenture dated as of July 5, 2006 (the “Base Indenture”) among the Company, as issuer, NNC and NNI, as guarantors, and the Bank of New York, as trustee, as supplemented by the first supplemental indenture dated as of July 5, 2006 (the “First Supplemental Indenture”) and the second supplemental indenture dated as of May 1, 2007 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Indenture includes the guarantees of the New Notes by the Guarantors (the “Guarantees”).

     In arriving at the opinions expressed below, I have reviewed the following documents:
(a)	an executed copy of the Indenture;

(b)	the Registration Statement; and

(c)	the form of the New Notes and Guarantees incorporated by reference in Exhibit 4.4 to the Registration Statement.
     In addition, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Company and NNC and such other instruments, agreements and documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified (a) the accuracy as to factual matters of each document I have reviewed and (b) that the New Notes and Guarantees will conform to the form thereof that I have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:
1.	Each of the Company and NNC (i) is a corporation incorporated or continued under the Canada Business Corporations Act (the “CBCA”), (ii) is not discontinued and has not been dissolved under the CBCA, and (iii) has sent to the director under the CBCA the required annual returns and has paid all fees required under the CBCA.

2.	Each of the Company and NNC had the corporate power and authority necessary to execute and deliver the Indenture and has the corporate power and authority necessary to execute the New Notes and Guarantees, as the case may be, and to perform its respective obligations thereunder.

3.	The Indenture has been duly authorized by all necessary corporate action of, and executed and delivered by, each of the Company and NNC.

4.	The New Notes have been duly authorized by all necessary corporate action of the Company.

5.	The Guarantees by NNC have been duly authorized by all necessary corporate action of NNC.
     The opinions expressed in paragraph 1 above are based solely on certificates of compliance dated December 20, 2007 issued in respect of the Company and NNC pursuant to the CBCA (which certificates I assume, with your permission, are current to the date hereof).

     I am qualified to practice law solely in the Province of Ontario, Canada, and express no opinion as to any laws or any matters governed by laws other than the laws of the Province of Ontario, Canada, or the federal laws of Canada applicable therein.
     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of my name in the Registration Statement and the related prospectus under the headings “Enforcement of Civil Liabilities,” “Risk Factors,” and “Legal Matters.” In giving this consent, I do not hereby admit that I am an expert with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours very truly,
/s/ Gordon A. Davies
Gordon A. Davies
General Counsel — Corporate and Corporate Secretary

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